Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: March 26, 2019	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS QUARTERLY DIVIDEND AND ANNOUNCES THE RETIREMENT OF ROBERT E. CAMPBELL FROM THE COMPANY’S BOARD OF DIRECTORS

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced that at its quarterly meeting of the Board of Directors, held on March 25, 2019, the Board authorized a $0.25 per share quarterly dividend to be paid to shareholders of record at the close of business on April 12, 2019, with a payment date of April 26, 2019.

The Company also announced that Robert E. Campbell will not stand for re-election and will retire from the Board of Directors effective with the Company’s annual meeting to be held on June 3, 2019. Mr. Campbell has served as a Director for the Company since July 1, 1991, providing valuable insight for nearly 28 years. Daniel J. Hirschfeld, Chairman of the Board, said “We would like to thank Bob for his years of dedicated service to Buckle and for the many contributions he has made during his tenure on our Board.”

Director nominees for service on the Company’s Board of Directors will be listed in the proxy for the annual meeting to be held on June 3, 2019.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 450 retail stores in 42 states.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995; All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

News releases and other information about The Buckle, Inc. can be found on the Internet at www.buckle.com.
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